Exhibit 10.01

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of 23 December 2004 (the “Effective Date”) by and between LCC UK Limited, with a registered office of 91-93 Baker Street, London, W1U 6QQ, United Kingdom (“LCC”), and SEMAB Management Srl, with a registered office of Corso Inghilterra 31, 10138, Torino, Italy (the “Supplier”).

WHEREAS, Supplier desires to provide certain consulting services to LCC and its Associated Companies (as defined in Section 3.3 below) as described herein; and

WHEREAS, LCC desires to receive the services of Supplier and, in order to receive the same, has consented to engaging Supplier to provide the services of a mutually acceptable consultant (“Supplier Employee”) for the benefit of LCC and its Associated Companies (as defined in Section 3.3 below) in the EMEA region.

NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. THE SERVICES.

1.1 Engagement of Supplier; Scope of Services. LCC hereby engages Supplier as an independent Supplier to perform the Services (the “Services”) set forth in Exhibit A attached hereto, and Supplier hereby accepts such engagement. The parties acknowledge that Supplier’s Employee will be expected to provide services with respect to LCC’s and its Associated Companies’ business throughout the EMEA region including, without limitation, Associated Companies in the United Kingdom, Saudi Arabia, Algeria, The Netherlands, Spain, Greece and Germany and, as a result, Supplier’s Employee will be expected to devote a substantial portion of his time, energy and attention to LCC’s operations in countries other than Italy.

1.2 Employment Matters. Except as provided herein, Supplier acknowledges and agrees that it and its employees shall not receive any employee benefits of any kind from LCC. Supplier and its employees are excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Supplier’s independent contractor status. In addition, Supplier waives (i) any and all rights, if any, to participation in any of LCC’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension provided by LCC to its employees, and (ii) any and all claims arising out of or in connection with any claim that Supplier or Supplier’s Employee is or should be entitled to any payments, benefits or contributions as an employee of LCC or any Associated Company. Supplier shall make all required payments related to its personnel, including, but not limited to, social security and income tax payments for Supplier’s Employee (as defined in Exhibit A).

2. COMPENSATION

2.1 Service Fees. In consideration of Supplier’s performance of the Services, LCC hereby agrees to pay Supplier the service fees set forth in Exhibit B attached hereto (“Service Fees”). Supplier hereby agrees to provide LCC with monthly invoices for the Services. LCC may also provide Supplier with the Additional Incentives set forth in Exhibit B.

2.2 Expenses. LCC agrees to reimburse Supplier for out-of-pocket business expenses actually and properly incurred in the performance of Supplier’s duties and in accordance with LCC’s expense reimbursement guidelines on submission of appropriate receipts and forms as set forth in such guidelines.

2.3 Payment Terms. All payments of Service Fees and expense reimbursements shall be made as provided in Exhibit B attached hereto. Supplier’s invoices for reimbursable expenses shall be accompanied by an itemized account of such expenses, together with originals of the receipts relating thereto as required by LCC’s expense reimbursement guidelines.

3. REPRESENTATIONS

3.1 Representations. Supplier and Supplier’s Employee hereby represents and warrants to LCC that: (i) any and all work performed by Supplier’s Employee hereunder shall not infringe on any copyright, patent, trademark, trade secret or other proprietary right of any third party; (ii) the Supplier’s and Supplier’s Employee’s execution and performance of this Agreement will not violate any law, rule or regulation nor any provision of, or conflict with, any agreement or obligation to which Supplier or the Supplier’s Employee may be bound; and (iii) this Agreement, when executed, will constitute a valid and legally binding obligation of Supplier and Supplier’s Employee, enforceable against Supplier and Supplier’s Employee in accordance with the terms and conditions herein.

3.2 Indemnification. The parties hereto agree as follows:

     (i) Supplier and Supplier’s Employee hereby covenant and agree to indemnify LCC and to defend and hold LCC harmless from and against any and all liabilities, damages, cost and expenses (including attorneys’ fees) arising out of or resulting from any claim, action or other proceeding (including any proceeding by Supplier’s Employee or any of the Supplier’s employees, agents or contractors), based upon: (i) any material breach of this Agreement by Supplier or Supplier’s Employee; or (ii) any claim, cost or demand related to Supplier’s failure to provide, file or pay any benefits, taxes, contributions or other payments or filings required to be provided, filed or paid under Section 1.2 above. LCC shall be entitled to set-off and deduct from any payment that may be due and payable to Supplier hereunder or any other agreement or understanding LCC may have with Supplier, any amounts that may be due and payable to LCC or its Affiliated Companies under this Agreement including, without limitation, amounts payable under the forgoing indemnity.

     (ii) LCC hereby covenants and agrees to secure a policy endorsement providing coverage to Supplier and Supplier’s Employee under LCC’s directors and officers insurance coverage now or hereinafter in force and provided generally to LCC’s directors and officers so that Supplier and Supplier’s Employee shall be entitled to indemnification coverage under such policy or policies to the same extent as LCC’s executive officers in connection with acts or omissions undertaken for the benefit of LCC or its Associated Companies within the normal scope of Supplier’s duties hereunder, subject to the coverage limits, requirements and exclusions contained in such policy.

3.3 Non-Circumvention. Supplier and Supplier’s Employee hereby agree that each will not, during this Agreement, and for a period of 12 months thereafter, in competition with LCC, whether on Supplier’s or Supplier’s Employee’s own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or canvass business from or interfere with or accept orders from any person firm or company whom, within a period of 12 months prior to the termination of this Agreement was a client, supplier or business partner of LCC or any Associated Company and with whom Supplier or Supplier’s Employee has had dealings during such period. For the purposes of this Agreement, the term “Associated Company” means a company which is from time to time a subsidiary or holding and/or parent company of LCC or a subsidiary (other than LCC) of a holding and/or parent company of LCC and “subsidiary” and “holding company” have the meanings ascribed to them by section 736 of the Companies Act 1985 as originally enacted. It is expressly agreed that notwithstanding any limitation imposed by the statutory definition of subsidiary or holding company, Associated Company includes LCC International, Inc. and any other entity that is controlled by the same entity as LCC.

3.4 Non-Solicitation. Supplier and Supplier’s Employee agree that each will not, during this Agreement, and for a period of 12 months thereafter, whether on Supplier’s or Supplier’s Employee’s own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or endeavour to solicit for the purposes of employment or offer employment to or employ any senior employee of LCC or any Associated Company with whom Supplier’s Employee has had significant contact or who Supplier’s Employee supervised, directly or indirectly, in the period of 12 months prior to the termination of this Agreement.

3.5 Non-Competition. Supplier and Supplier’s Employee agree that each will not, during this Agreement, and for a period of 12 months thereafter, be employed or engaged in or otherwise directly or indirectly, be involved with any company, person, firm or other entity which directly competes with that part of the business of LCC with which Supplier’s Employee was involved or of which Supplier or Supplier’s Employee had significant knowledge during the last 12 months of Supplier’s engagement with LCC, save that this restriction shall not preclude Supplier or Supplier’s Employee from holding, by way of bona fide investment only, no more than 1% of any class of issued shares or other securities which are listed or dealt in on any recognized investment exchange. During the term of this Agreement, Supplier and Supplier’s Employee may not engage in any other occupation or profession or business or work for any other company, firm or person without the written consent of LCC.

4. PROPRIETARY RIGHTS.

4.1 Ownership. Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, any invention, design or copyright work, including, without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items (“Works”), made by Supplier’s Employee during the course of this Agreement shall immediate upon creation or performance vest in and shall remain the sole and exclusive property of LCC, and Supplier and Supplier’s Employee hereby irrevocably and unconditionally assign to LCC, all right, title and interest in and to the same. Supplier and Supplier’s employee agree and acknowledge that the intent of this provision is for LCC to have and retain full ownership of any and all intellectual property (including, without limitation, documents, reports, information, data, patents, copyrights, and trade secrets) made, developed, conceived or created by Supplier and Supplier’s Employee in the course of performing services

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hereunder and, therefore, Supplier and Supplier’s Employee agree that such ownership shall be vested in LCC to the full extent permitted or provided under the laws, rules and regulations of the various jurisdictions in which or with respect to which Supplier or Supplier’s Employee may provide services hereunder and, therefore, this provision shall be read under such laws, rules and regulations to provide LCC and its Associated Companies the fullest protection and ownership rights available within such jurisdiction.

4.2 Notice. Supplier’s Employee will promptly notify LCC of any Works which he creates, which will become the absolute property of LCC and Supplier and Supplier’s Employee hereby unconditionally waive in favour of LCC all rights (if any) either may have under Chapter IV (moral rights) of the Copyright, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works altered or subjected to derogatory treatment.

4.3 Supplier and Supplier’s Employee agree to execute any formal and additional assignment required by LCC to vest or confirm vesting in it of all rights in any Works as set out in this clause 4 at the expense of LCC.

4.4 The terms and obligations of this clause 4 shall survive the expiry or termination of this Agreement for any reason.

4.5 Title to any and all LCC property which is furnished or provided to Supplier hereunder shall remain in LCC.

5. CONFIDENTIALITY.

5.1 Supplier and Supplier’s Employee must not disclose to any person, firm or company, otherwise than in the proper course of Supplier Employee’s duties or with the written consent of LCC, any trade secret or information of a confidential nature concerning the business of LCC or any associated companies and/or of any client or prospective client including, but not limited to:

5.1.1 any secret or confidential information concerning the business development, affairs, future plans, business methods, connections, customer lists, finances, processes, policies or practices or designs of LCC or any Associated Company or any of its suppliers, agents, distributors, clients or customers;

5.1.2 any document or information marked as confidential on its face; or

5.1.3 any document or information which has been supplied to Supplier’s Employee in confidence or which Supplier’s Employee has been informed is confidential or which Supplier’s Employee might reasonably be aware is confidential.

5.2 Supplier and Supplier’s Employee undertake to use reasonable endeavours to prevent unauthorised publication or disclosure to any trade secrets, secret or confidential information.

5.3 The provisions in clauses 5.1 and 5.2 shall continue to apply after Supplier and Supplier’s Employee cease to provide Services to LCC, for whatever reason, without any time limit but the same provisions shall cease to apply, whether before or after the termination of this Agreement, to any information or knowledge which may at any time come into the public domain other than through unauthorized disclosure.

5.4 Injunctive Relief. LCC, Supplier’s Employee and Supplier acknowledge that the extent of damages in the event of the breach of any provision of Section 5.1 or 5.3 would be difficult or impossible to ascertain, and that there will be available no adequate remedy at law in the event of any such breach. Each party therefore agrees that in the event Supplier or Supplier’s Employee breaches any provision of clause 5, LCC will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

5.5 Publicity. Except as required by applicable law or by a registered exchange, no party hereto shall make any disclosure to any third party regarding the existence or terms of this Agreement without the prior written consent of the other party hereto.

5.6 Survival. The provisions of this clause 5 shall survive the expiration or termination of this Agreement for any reason.

6. TERM AND TERMINATION.

6.1 Term. This Agreement shall commence on the Effective Date and shall continue for five years from the Effective Date. This Agreement may be renewed by either party upon written notice to the other party provided at least twelve (12) month(s) prior to the end of the then-current term, subject to termination in accordance with Section 6.2 below.

6.2 Termination. This Agreement may be terminated as follows:

6.2.1 LCC may terminate this Agreement without notice and without any compensation or payment of any Service Fees or Additional Incentives, if Supplier or Supplier’s Employee:

     (i) is guilty of a material breach of this Agreement;

     (ii) commits or causes LCC to commit a serious breach of, or is negligent in failing to prevent a serious breach of, any law, rule or regulation applicable to LCC or LCC International including without limitation, the US Foreign and Corrupt Practices Act;

     (iii) after having been given prior written notice of the breach and reasonable opportunity, not to exceed thirty (30) days, to rectify the same, except in the case of serious breach where no such notice or cure period shall apply, fails to comply with any material

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provision of this Agreement or LCC’s Corporate Standards of Conduct (including, but not limited to, LCC’s policies on insider trading, use of confidential information, ethical standards, equal opportunities and discrimination);

     (iv) commit any act of dishonesty whether relating to LCC, an employee of LCC or otherwise;

     (v) have an interim receiving or having been adjudged bankrupt or enter into any composition or arrangement with or for the benefit of creditors including a voluntary arrangement under the Insolvency Act 1986; or

     (vi) become of unsound mind or are or become a patient for the purposes of any statute relating to mental health.

     (vii) is unable, unwilling or ceases to provide, for any reason (other than Supplier Employee’s having become disabled, as described in Exhibit B hereto), the services of the mutually agreed Supplier’s Employee hereunder.

6.2.2 By LCC at anytime, and for any reason, upon twelve (12) months notice in writing to Supplier.

6.2.3 By Supplier either (a) at anytime, and for any reason, upon twelve (12) months notice in writing to LCC, or (b) upon fifteen (15) days prior written notice to LCC, in the event LCC defaults in the payment of any amount, other than amounts disputed in good faith, included in monthly installment(s) of Annual Service Fee(s) due hereunder and fails to make payment of any such undisputed amount(s) within seven (7) days after having received written notice of default from Supplier, or (c) upon thirty (30) days prior written notice to LCC, in the event of a material reduction in Supplier’s status or a reduction in fees (as described in the fourth paragraph of Exhibit A attached hereto) without Supplier’s consent, provided, however, that (i) such notice of termination under this Subsection 6.2.3(c) shall be served upon LCC within thirty (30) days of the effective date of such reduction or change, and (ii) the alleged reduction is not cured or rescinded by LCC within thirty (30) days of having received such notice of termination from Supplier. In the event of termination under this Section 6.2.3(b) or 6.2.3(c), Supplier shall be entitled to payment, as liquidated damages, of the amount payable under Section 6.2.4 below due to a termination by LCC for convenience without notice.

6.2.4 LCC reserves the right to terminate this Agreement without notice or without full notice, and to make a termination payment in an amount equal to (i) Supplier’s then-current projected Monthly Service Fee for the remainder of such twelve (12) month notice period (i.e., that portion of said notice period for which LCC elects not to have Supplier provide services hereunder), plus (ii) a the amount of any Additional Incentives payable hereunder, as provided in Exhibit B hereto, at the next payment date occurring in March, and calculated as if services had been rendered hereunder for the whole of such period and on the basis of a reasonable expectation of what Supplier’s and LCC’s performance would have been for the relevant period, provided such payments shall be consistent with LCC’s practices for that year with respect to bonuses paid generally for employees or managers at corporate and in the EMEA region.

6.2.5 LCC may terminate this Agreement at anytime after the effective date of a change in control affecting LCC’s parent company, LCC International, Inc., as that term is defined in the Change in Control Severance Plan adopted and then in effect at LCC International, Inc. (the “Severance Plan”), provided (a) the Severance Plan is then in effect, and (b) LCC pays Supplier, as liquidated damages and in lieu of all other payments due or payable hereunder, a termination fee equal Supplier’s Monthly Service Fee and pro rated Additional Incentive(s) for the same severance and/or notice period then-afforded Senior Vice Presidents of LCC under the Plan.

6.2.6 During any period of notice under 6.2.2, or for the purposes of investigating any possible matter under Clause 6.2.1, LCC reserves the right require that Supplier does not provide services and Supplier’s Employee does not attend for work and / or does not undertake any or all of his duties. During such period, Supplier shall remain entitled to its full Service Fees and its duties to LCC under this Agreement including, without limitation, those of good faith, confidentiality and exclusive services will continue to apply. However, in the event of notice having been served by LCC to Supplier, and such period will not last more than six (6) months after which the remainder of the twelve (12) month notice period shall be paid off by LCC to Supplier as a termination payment.

7. INDEPENDENT CONTRACTOR.

7.1 Independent Contractor. The parties hereto expressly agree that Supplier is performing the Services as an independent contractor of LCC and not as an officer, employee, partner or agent of LCC. Except as directed by Supplier Employee’s manager in writing, Supplier will have no right or authority to assume or create any obligation of any kind or to make any representation or warranty, whether expressed or implied, on behalf of LCC or to bind LCC in any respect whatsoever.

8. GENERAL.

8.1 Assignment. This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Supplier shall not be entitled to assign, delegate, sub-contract or transfer any or all of its rights or obligations hereunder without the express prior written consent of LCC.

8.2 Binding Effect; Amendment. This Agreement (together with the Exhibits hereto) constitutes the entire agreement between LCC and Supplier regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between LCC and Supplier and

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Supplier’s Employee regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms set forth in any Exhibit hereto, the terms of this Agreement shall control and govern. Neither this Agreement nor any Exhibit hereto may be modified or amended except by a written instrument executed by both LCC and Supplier.

8.3 Notices. All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally, by registered or certified airmail letter (return receipt requested), by courier or by facsimile or similar method of communication, to the parties at the addresses first set forth above, and shall be deemed effective upon dispatch.

8.4 Headings. The heading contained in this Agreement including, but not limited to, article, section, subsection or paragraph headings used in this Agreement are intended for reference purposes only and shall not affect in any way the interpretation, meaning or construction of any provision of this Agreement.

8.5 Governing Law. English law shall apply to this Agreement. With the exception of disputes arising out of or under Sections 3, 4 or 5 hereof, the parties hereby agree to submit any dispute arising hereunder to binding arbitration in London, England, in accordance with the rules of the International Chamber of Commerce (“ICC”) then-prevailing before three arbitrators appointed in accordance with such rules. All other disputes, including those arising out of or under the foregoing provisions shall be settled under the sole and exclusive jurisdiction of the English Courts sitting in London, England.

8.6 Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall by valid unless executed in writing by the party making the waiver.

8.7 Survival. The terms and conditions contained in this Agreement that by their sense and context are intended to survive the performance by either or both parties hereunder shall so survive the completion of performance, cancellation, or termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

LCC UK LIMITED

By: /s/ C. Thomas Faulders, III

Name: C. Thomas Faulders, III

Title: Chairman

SUPPLIER

By: /s/ Carlo Baravalle

Name: Carlo Baravalle

Title: Amministratore Unico

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Exhibit A

Description of Services

The Supplier shall perform the following Services for LCC:

Supplier shall appoint an individual to provide the Services to LCC and, provided the individual is acceptable to LCC in its sole discretion, LCC will accept the appointment in writing (“Supplier’s Employee”). Neither LCC nor Supplier will be entitled to appoint any other individual without the written consent of the other party, which consent may be withheld in the sole and absolute discretion of such party. Supplier’s Employee shall provide the services of a Senior Vice President of the Europe, Middle-East, Africa & Asia-Pacific regions. Supplier’s Employee will report to the Chief Executive Officer of LCC’s parent company, LCC International, Inc. Supplier’s Employee will additionally provide other services requested by LCC which are within Supplier’s Employee’s skill and competence and appropriate to the foregoing position. Supplier shall provide these services on a full-time basis, provided, however, that Supplier’s Employee shall be entitled to take, and be paid for, 25 days holiday per year in addition to all Bank holidays in his country of residence. Holidays must be taken at times convenient to and agreed in writing by LCC and reasonable notice of Supplier’s Employee’s intention to take holiday must be given to Supplier Employee’s manager who will then confirm whether the dates are acceptable. No single period of leave may exceed ten working days without the express written consent of Supplier Employee’s manager.

Supplier’s Employee will be required to travel on the business of LCC to such places as may be reasonably necessary for the proper performance of the Services, both inside and outside the UK or Italy. It is anticipated that such travel, particularly to destinations outside of Italy, will be on a frequent and regular basis. Supplier’s Employee will provide services during the normal business hours, provided, however, that Supplier may be required to work additional hours to meet the need of LCC’s business and Supplier will not be paid additional amounts for such additional hours.

LCC shall have the right to make reasonable changes to the scope, type and description of services provided by Supplier or Supplier’s Employee under this Agreement given, among other things, LCC’s organizational or business requirements as they may now exist or as they may evolve in the future, provided, however, that Supplier’s prior consent shall be required for any change that will result in either (a) a material reduction of Supplier’s status or responsibilities below the level of a Senior Vice President within LCC or within comparable companies, or (b) a reduction of Supplier’s Monthly Fees payable hereunder. Subject to the foregoing, Supplier shall fully cooperate with LCC in developing and implementing any organizational, structural or business changes that LCC, its parent company’s Chief Executive Officer or its Board of Directors may deem appropriate, necessary, desirable or advisable given LCC’s organizational and/or business requirements in the EMEA region.

Exhibit B

Service Fees and Additional Incentives

Service Fees

In consideration for the Services provided by Supplier, LCC agrees to pay Supplier at the rate set forth below:

Annual Service Fee: €420,000, payable on a monthly basis in installments of €35,000 on or before the 28th day of each month during the term hereof, provided, however, that payments for any partial months will be prorated based on the number of days worked in the relevant month. Any amounts paid to Supplier or Supplier’s Employee for service on any one or more board of directors of LCC’s Associated Companies shall be deducted from the next monthly payment of the Monthly Service Fee due Supplier under this Agreement.

The parties may, but shall not be required to, review the Annual Services Fees payable hereunder for any possible or mutually acceptable adjustments that may be advisable given changed circumstances.

Within five (5) days after execution of this Agreement, LCC shall pay Supplier a commencement fee of Euro 114,726. Such fee includes Service Fees for the month of December 2004.

In the event Supplier’s Employee is unable to serve hereunder due to its disability, as certified to LCC’s satisfaction by a medical professional acceptable to LCC, then (A) LCC shall continue to pay Supplier’s Service Fees due hereunder for a period of thirteen (13) weeks from the date the disability commences, (B) after the expiration of such thirteen (13) week period, and for so long as the period of disability continues (the “Period of Suspension”), this Agreement shall remain in full force and effect, provided, however that Supplier’s Employee shall not be required to provide services hereunder, and LCC shall not be obligated to make any payments of services fees or otherwise hereunder, and no such payments shall accrue for the Period of Suspension, and (C) in the event Supplier’s Employee is able to recommence services hereunder, as certified to LCC’s satisfaction by a medical professional acceptable to LCC, then Supplier shall provide written notice thereof to LCC and, upon LCC’s receipt of such notice and such medical certification, the Period of Suspension shall terminate, Supplier’s Employee shall resume providing services hereunder, and LCC shall resume the payment of fees hereunder. In the event any Period of Suspension exceeds twelve (12) months, inclusive of the thirteen (13) week period described above, LCC shall have the right at anytime thereafter to terminate this Agreement pursuant to Section 6.2.4.

Additional Incentives

Performance Incentive: LCC will evaluate Supplier’s performance hereunder on not less than an annual basis and may, but shall not be required to, pay Supplier a performance incentive bonus on or about March 15 of each year during the term hereof based upon LCC’s assessment of Supplier’s performance during the prior year against various objectives that may include the achievement of revenue, profit and other objectives for LCC and its Affiliate Companies in the EMEA region. For Services rendered from the date of this contract to 31 December 2004, Supplier will be eligible to receive a bonus of up to €150,000, the actual amount will be based on the extent to which EMEA and LCC 2004 goals are achieved for the fourth quarter of 2004. In respect of services rendered after 31 December 2004, Supplier’s Performance Incentives will be comparable to those additional incentives or bonus programs generally provided for officers, at the Senior Vice President level, of LCC for the relevant year by the Board of Directors of LCC’s parent company, LCC International, Inc. The payment of any performance incentive shall be within LCC’s discretion. No bonus is due if, prior to the payment date, Supplier has served notice of termination of this agreement (other than under Sections 6.2.3(b) or 6.2.3(c)) or has been served notice of termination by LCC, except as otherwise provided in Article 6 hereof.

Options: Supplier’s Employee shall be entitled, subject to the provisions of the Amended and Restated Equity Incentive Plan adopted by LCC’s parent company, to receive stock options under such plan as may be determined advisable by, and approved by, the Compensation Committee of the Board of Directors.

Materials

Supplier will be provided use of a laptop, printer, datacard, mobile phone and an LCC e-mail account on such terms as LCC may provide.

23 December 2004

LCC United Kingdom Limited
91-93 Baker Street
London W1U 6QQ
United Kingdom

Re: Carlo Baravalle

Dear Sirs

This letter confirms that SEMAB Management, Srl (“SEMAB”) appoints Carlo Baravalle to serve as Supplier Employee to carry out the Services under the Consulting Agreement between LCC UK Limited and SEMAB dated as of 23 December 2004.

Yours faithfully
/s/ Carlo Baravalle

For and on behalf of SEMAB Management, Srl

Acknowledged and Agreed
LCC United Kingdom Limited

By: /s/ C. Thomas Faulders, III

Name:C. Thomas Faulders, III

Its: Chairman

23 December 2004

LCC United Kingdom Limited
91-93 Baker Street
London W1U 6QQ
United Kingdom

Re:	SEMAB Management, Srl, Consulting Agreement dated 23 December 2004.

Dear Sirs,

This letter will confirm our agreement with respect to my accepting certain duties and obligations under that certain Consulting Agreement by and between LCC United Kingdom Limited (“LCC UK”) and SEMAB Management, Srl (“SEMAB”), dated as of 23 December 2004 (the “Agreement”). In consideration for LCC’s entering into the Consulting Agreement and providing Supplier and Supplier’s Employee consideration thereunder, I hereby acknowledge and agree as follows:

     1. That I will serve as Supplier’s Employee (as defined in the Agreement);

     2. That I (i) will fully and faithfully comply, on a joint and several basis, with and hereby fully and unconditionally guarantee SEMAB’s performance of each of terms, provisions, covenants and agreements set forth in Sections 3, 4, 5 and 8 of the Agreement (the “Flow-Down Provisions”), and (ii) agree that each of the Flow-Down Provisions shall be deemed to have been incorporated herein by reference;

     I hereby acknowledge that my entering into this letter agreement with LCC is a material and integral inducement for LCC entering into the Consulting Agreement, and that LCC would not enter into the Consulting Agreement without these assurances.

Best regards,

/s/ Carlo Baravalle

Carlo Baravalle

Acknowledged and Agreed
LCC United Kingdom Limited

By:

/s/ C. Thomas Faulders, III

Name:
C. Thomas Faulders, III

Its:
Chairman

DATED 23 December 2004

LCC UK LIMITED

and

CARLO BARAVALLE

COMPROMISE AGREEMENT
- WITHOUT PREJUDICE & SUBJECT TO CONTRACT -

Reed Smith LLP

Minerva House
5 Montague Close
London SE1 9BB
Tel: +44 (0) 20 7403 2900
Fax: +44 (0) 20 7403 4221

REF: MTH

Compromise Agreement

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	TERMINATION OF EMPLOYMENT	2
3.	CLAIMS AGAINST THE COMPANY	2
4.	CONSIDERATION	3
5.	CONFIDENTIALITY	3
6.	CONFIRMATION BY INDEPENDENT ADVISER	3
7.	JURISDICTION	3
8.	BINDING AGREEMENT	3
9.	INTERPRETATION	4
10.	WHOLE AGREEMENT	4

Page

Compromise Agreement

THIS AGREEMENT is dated the 23rd day of December 2004 and is made

BETWEEN:

(1)	LCC UK LIMITED whose registered office is at 91 – 93 Baker Street, London, W1U 6QQ, United Kingdom (“the Company”); and

(2)	CARLO BARAVALLE of Via Ariosto 32, 20145, Milano, Italy (“you/your”)

WHEREAS

A. You have been employed by the Company under the terms of a contract of employment, dated 30 April 2001, (“the Employment Contract”);

B. You have moved your principal permanent residence to Italy and have expressed your desire to establish a private limited company, terminate your employment relationship in all respects with the Company and continue to provide services to the Company and other Group Companies (as defined below) under the terms of a consulting contract between such private limited company and the Company;

C. The Company, as an accommodation to you and in order to continue to receive your services, is amenable to entering into a consulting contract, provided, however, that the waivers set out in this Agreement are provided to the Company (acting for itself and as trustee to other Group Companies) in relation to any claims or rights of action that you may have as at the date of this Agreement against the Company in relation to your employment with the Company or its termination on the Termination Date (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement:

1.1	“the Termination Date” means the date of this Agreement; and

1.2	“Group Company” means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company and “subsidiary” and “holding company” have the

Compromise Agreement

meanings ascribed to them by section 736 of the Companies Act 1985 as originally enacted.

1.3	“Consulting Contract” means the consulting contract to be entered into between SEMAB Management Srl and the Company immediately following the execution of this Agreement, the form of which is annexed to this Agreement as Schedule 1.

2.	TERMINATION OF EMPLOYMENT

2.1	It is agreed that your employment with the Company terminated on the Termination Date.

2.2	You and the Company have each agreed to waive any rights to notice that either party may have under the terms of the Employment Contract to terminate your employment thereunder.

3.	CLAIMS AGAINST THE COMPANY

3.1	The Company recognises, without admission of liability, that you may have certain claims arising at the date of this Agreement out of the termination of your employment with the Company.

3.2	You hereby represent and warrant that at the date of this Agreement:

3.2.1	you may have certain claims (and could therefore bring proceedings) against the Company in respect of the termination of your employment with the Company for breach of contract, wrongful dismissal, unfair dismissal, unlawful deduction of wages and a redundancy payment (“the Claims”);

3.2.2	you hereby warrant that the Claims are the only claims and prospective proceedings that you have against the Company or any Group Company arising out of or in connection with your employment with the Company or its termination save for any claims in respect of accrued pension rights. You confirm that you enter into this warranty having taken the legal advice referred to in Clause 3.4.1 below, in respect of all rights, claims and proceedings that you may have against or have brought against the Company.

3.3	you accept that the arrangements contained in this Agreement are in full and final settlement of the Claims set out in clause 3.2.1 above and all and any other possible claims arising out of your employment with the Company or its termination (save for any claims in respect of accrued pension rights and in respect of the enforcement of the terms of this letter);

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3.4	for the purposes of the Employment Rights Act 1996 (as amended) (“the Act”):

3.4.1	you have received advice from a relevant independent adviser (“the Independent Adviser”) as to the terms and effect of this Agreement and in particular as to its effect on your ability to bring any claim before an Employment Tribunal. The name and other relevant details of the Independent Adviser are set out at the end of this Agreement;

3.4.2	you have been advised that the Independent Adviser is covered by a current contract of insurance or an indemnity policy provided for members of a professional body in respect of any claim by you for loss arising as a consequence of the advice given to you; and

3.4.3	you have been advised that the conditions regulating compromise agreements under the Act are satisfied.

4.	CONSIDERATION

Subject to your compliance with your obligations under this Agreement, the Company shall, as consideration for the waivers contained in clause 3 of this Agreement, enter into the Consulting Contract, such Consulting Contract having effect immediately following the execution of this Agreement by all parties.

5.	CONFIDENTIALITY

The parties agree to keep the terms on which your employment is terminated strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone (save to their professional advisers and the relevant tax authorities and otherwise as may be required to be disclosed by law or by any regulatory authority and, in your case, to your immediate family).

6.	CONFIRMATION BY INDEPENDENT ADVISER

The Independent Adviser by signing this Agreement confirms that the statements set out in clauses 3.4.1 and 3.4.2 and 3.4.3 above are correct.

7.	JURISDICTION

The terms of this Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the jurisdiction of the English courts.

8.	BINDING AGREEMENT

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This Agreement shall constitute a binding agreement as soon as it is signed by the Company, you and the Independent Adviser, at which point its without prejudice nature shall fall away.

9.	INTERPRETATION

9.1	The headings to clauses are for convenience only and have no legal effect.

9.2	Each clause or sub-clause of this Agreement constitutes an entirely separate and severable provision, such that if any part of this Agreement shall be found to be void, invalid or unenforceable, whether in whole or in part, the parties agree that such part or parts should be deleted as necessary to make the Agreement valid, effective and enforceable.

10.	WHOLE AGREEMENT

Without prejudice to any contractual rights you may have under the terms of the Consulting Contract, this Agreement sets out the entire agreement between you and the Company relating to the termination of your employment with the Company and supersedes all prior discussions between such parties or their advisors and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given whether orally or in writing.

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IN WITNESS whereof this Agreement has been executed as a deed by or on behalf of the parties hereto the day and year first above written.

EXECUTED as a Deed by		)

LCC UK LIMITED		)

Director
/s/ C. Thomas Faulders, III
Director/Secretary
/s/ Peter A. Deliso
SIGNED and DELIVERED as a Deed by		)

CARLO BARAVALLE	/s/ Carlo Baravalle	)

Witness’ Signature

Name

Address

Occupation

SIGNED /s/ Elspeth Lynch	DATED 23 December 2004

     THE INDEPENDENT ADVISER

Who confirms that he/she has advised you of your rights.

Name:	Elspeth Lynch

Firm/Organisation:	Allen & Overy

Address:	One New Change

London EC4M 9QQ

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SCHEDULE 1

AGREED FORM OF CONSULTING CONTRACT